EXECUTION COPY

VOTING AGREEMENT

VOTING AGREEMENT, dated as of September 1, 2011 (this "Agreement"), among Gores Logistics Holdings, LLC ("Parent"), and the persons and entities listed on Exhibit A hereto (collectively, the "Stockholders").

WHEREAS, Parent proposes to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), by and among Parent, its subsidiary Gores Logistics Sub, Inc. (“Merger Sub”), and Clark Holdings, Inc. (the “Company”), pursuant to which Merger Sub would merge with and into the Company (the “Merger”) and the Stockholders and the other stockholders in the Company would receive in exchange for each share of Company Common Stock, $0.46 in cash; and

WHEREAS, as of the date hereof, the Stockholders own (both beneficially and of record) the shares of Common Stock, par value $0.0001 per share, of the Company ("Company Common Stock") shown on the attached Exhibit A opposite their name; and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent has required that the Stockholders agree, and in order to induce Parent to enter into the Merger Agreement the Stockholders have agreed, to vote their shares in favor of the Merger and appoint certain persons affiliated with Parent as their attorney and proxy, in accordance with the terms of this Agreement, in respect of shares of Company Common Stock owned by the Stockholders (the "Shares");

WHEREAS, the Company’s Board of Directors has been informed of the decision of the Stockholders to enter into this Agreement and is recommending that the Stockholders approve the Merger;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

VOTING AGREEMENT AND PROXY OF THE STOCKHOLDERS

1.1           Voting of the Shares.  Each Stockholder hereby agrees that during the period commencing on the date hereof (the “Effective Date”) and continuing until the termination of this Agreement as specified in Article III hereof (the "Termination Date"), at any meeting of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, such Stockholder shall vote (or cause to be voted) the Company Common Stock held of record or Beneficially Owned (as defined herein) by such Stockholder, whether heretofore owned or hereafter acquired, (i) for the Merger and the adoption and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement and (ii) against any proposals for any merger, consolidation, sale or purchase of any assets, reorganization, recapitalization, amendment of the articles of incorporation or bylaws, change in the board of directors, liquidation or winding up of or by the Company or any other extraordinary corporate transaction which shall be reasonably likely to prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement.  Each Stockholder, in his, her or its capacity as a Stockholder only, further agrees not to commit or agree to take any action inconsistent with the foregoing.  Nothing in this Agreement will be deemed to restrict or limit the right of the Stockholder or any affiliate of the Stockholder to act in his, her or its capacity as an officer or director of the Company consistent with his, her or its fiduciary obligations in such capacity, if advised by counsel such action is required under applicable law.

For purposes of this Agreement, "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

1.2           Proxy.  The Stockholders hereby irrevocably appoint Victor Otley, Lindsay Wynter and Thomas A. Waldman (collectively the “Proxy Holders”), until the earlier to occur of the Effective Time (as defined in the Merger Agreement) or the Termination Date, as their limited attorney-in-fact and proxy, with full power of substitution, for and on behalf of the Stockholders, with authority and direction only to vote the Shares and all other voting securities of the Company that the Stockholders are entitled to vote (at any meeting of stockholders of the Company, whether annual or special and whether or not an adjourned or postponed meeting, or by consent in lieu of any such meeting or otherwise) for the Merger and the adoption and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, and against any proposal that the Proxy Holders deem to be reasonably likely to prevent the consummation of the Merger and the transactions contemplated by the Merger Agreement.  This Agreement confers no other authority to vote on any other matters.  The proxy and power of attorney granted pursuant to this Agreement is irrevocable and coupled with an interest and cannot be terminated by any act of the Stockholders, including but not limited to the death of any individual Stockholder, or by operation of law, by lack of appropriate power or authority, or by the occurrence of any other event or events (except the occurrence of the Termination Date) and shall be binding upon all successors, assigns and legal representatives of the Stockholders.  No subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by the Stockholders with respect thereto.  The proxy granted hereby shall not be permitted to make a demand for appraisal rights with respect to the Shares pursuant to any dissenting stockholder or appraisal provision of applicable law.  Each Stockholder in his, her or its capacity as a Stockholder only, further agrees not to act, or to agree to take any action, inconsistent with the foregoing.  The proxy granted hereby includes the power to call, or, to the extent legally permissible, cause the Stockholders to call, a special meeting of stockholders of the Company to consider the Merger Agreement and the transactions contemplated thereby.

ARTICLE II

COVENANTS OF THE STOCKHOLDERS

2.1           No Disposition or Encumbrance of Shares.  The Stockholders hereby covenant and agree that, while this Agreement is in effect, except as contemplated by this Agreement, the Stockholders shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of the Shares, or create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on the Stockholders' voting rights, charge or other encumbrance of any nature whatsoever ("Lien") with respect to the Shares.  The Stockholders further covenant and agree not to deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any Person, directly or indirectly, to vote, grant any additional proxy or give instructions with respect to the voting of any the Shares.

For purposes of this Agreement, a “Person” is an individual, association, trust, corporation, partnership, limited liability company, governmental body or any other entity or person.

2.2           Pre-Closing Transfer Restrictions.  Except as permitted by this Agreement, each Stockholder agrees, in his, her or its capacity as a Stockholder only, that until the Termination Date, each Stockholder will not (i) sell, hypothecate, transfer, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option, put, call or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of any of the Shares to any Person, (ii) trade or take any position, hedge or otherwise, with respect to the Shares, (iii) enter into any voting arrangement or understanding, whether by proxy, voting agreement or otherwise, with respect to any of the Shares or (iv) take any action that would have the effect of preventing or impeding the Stockholders from performing any of their obligations under this Agreement.

2.3           No Announcements; No Solicitation of Transactions. Subject to and without prejudice to their fiduciary obligations as employees, officers or directors of the Company and except as permitted by the Merger Agreement, each Stockholder agrees that between the date of this Agreement and the Termination Date, the Stockholder will not, and will use its reasonable efforts to cause its attorneys, accountants or financial advisors or other similar representatives or, in the case of a Stockholder that is an entity, its members, partners, directors, officers or employees, (“Representatives”) retained by it not to, directly or indirectly through another Person, (i) issue any press release or make any other public statement or announcement with respect to the Merger Agreement, this Agreement, the Merger or any of the transactions contemplated thereby or hereby, except as may be required by applicable law including without limitation through amendments to any applicable Schedule 13D or Schedule 13G filed with the Securities and Exchange Commission; (ii) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or (iii) participate in any discussions or negotiations regarding any Acquisition Proposal; provided that the foregoing shall not limit or prohibit any Representative who is a director of the Company from exercising his or her fiduciary duty solely as a director of the Company in a manner consistent with the terms and conditions set forth in the Merger Agreement.

2.4           Dissenters’ Rights. Each Stockholder hereby irrevocably waives any and all rights which it may have as to appraisal, dissent or any similar or related matter with respect to any of the Stockholder’s Shares which may arise with respect to the Merger.

2.5           Officers and Directors. Notwithstanding anything contained to the contrary in this Agreement, in the event a Stockholder is a director or officer of the Company, nothing in this Agreement is intended or shall be construed to require such Stockholder, solely in his or her capacity as a director or officer of the Company, to act or fail to act in any manner inconsistent with his or her fiduciary duties in such capacity.  Furthermore, no Stockholder who is or becomes (during the term hereof) a director or officer of the Company makes any agreement or understanding herein solely in his or her capacity as a director or officer, and nothing herein will limit or affect, or give rise to any liability of any Stockholder solely in such Person's capacity as a director or officer of the Company.

ARTICLE III

TERMINATION

This Agreement shall terminate on the earliest to occur of (i) the Effective Time (as defined in the Merger Agreement) or, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) any material amendment (including without limitation a decrease in or a change in the form of the consideration paid to stockholders or any addition of a material obligation or additional liability on the part of the Stockholder) to the Merger Agreement that is adverse to the Stockholders.  Nothing in this Article III shall relieve any party of liability for breach of this Agreement.

ARTICLE IV

MISCELLANEOUS

4.1           Ownership of Shares.  The Stockholder represents and warrants to Parent that as of the date hereof, the Stockholder is the record or beneficial owner of (a) the number of Shares set forth opposite the Stockholder’s name on Exhibit A hereto and (b) any shares of Company Common Stock added to the definition of “Shares” pursuant to Section 1.1, and is, and (subject to the last sentence of Section 4.1) throughout the term of this Agreement will be, the record and beneficial owner of such Shares, free and clear of all Liens.  Except as set forth on Exhibit A, the Shares owned by the Stockholder are owned free and clear of all Liens, other than any Liens created by this Agreement.  The Stockholder further represents and warrants to Parent that such Stockholder has the sole right and power to vote and dispose of the Shares, and none of the Shares is subject to any irrevocable proxy, power of attorney, voting trust or other agreement, arrangement or restriction with respect to the voting or transfer (other than the provisions of the Securities Act or state securities laws or as provided in this Agreement) of any of the Shares, which appointment or grant is still effective.

4.2           Third Party Beneficiary.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that Merger Sub shall also be entitled to enforce the rights of Parent.

4.3           Further Assurances.  The Stockholders and Parent will execute and deliver all such further documents and instruments and take all such further action as may be reasonably necessary in order to consummate the transactions contemplated hereby.

4.4           Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

4.5           Entire Agreement.  This Agreement constitutes the entire agreement among Parent and the Stockholders with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among Parent and the Stockholders with respect to the subject matter hereof.

4.6           Assignment.  This Agreement shall not be assigned by operation of law or otherwise.

4.7           Obligations of Successors.  This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors, permitted assigns, heirs and beneficiaries.

4.8           Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.  Nothing in this Agreement is intended to confer on the Stockholders any rights with respect to consent on amendments or waivers to the Merger Agreement entered into or given by Parent or the Company.

4.9           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

4.10           Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, reputable overnight courier or by registered or certified mail (postage prepaid, return receipt requested) to the Stockholder at the address shown for a Stockholder on the books and records of Company, or Parent c/o The Gores Group, LLC, 6260 Lookout Road, Boulder, Colorado 80301, Attention:  Managing Director/CFO, telecopy (303) 531-1001.

4.11           Governing Law. The validity and interpretation of this Agreement shall be governed by the laws of the State of Delaware, without reference to the conflicts of law principles thereof.

4.12           Headings; Certain Defined Terms.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  Capitalized terms used but not defined herein have the meanings given in the Merger Agreement.

4.13           Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  The signatures of the parties on this Agreement may be delivered digitally or by facsimile and any such digital copy or facsimile signature shall be deemed an original.

4.14           Agreement Several Among Stockholders.  Parent and each Stockholder agree that no Stockholder shall be liable for any breach hereof by another Stockholder.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers or representatives as of the day and year first written above.

GORES LOGISTICS HOLDINGS, LLC

By:	/s/ Thomas A. Waldman
Name: Thomas A. Waldman
Title: VP and Secretary

STOCKHOLDER:

/s/ Brian Bowers
Name: Brian Bowers

STOCKHOLDER:

Gregory Burns
Name: Gregory Burns

STOCKHOLDER:

Edward Cook
Name: Edward Cook

STOCKHOLDER:

Robert LaRose
Name: Robert LaRose

STOCKHOLDER:

Maurice Levy
Name: Maurice Levy

STOCKHOLDER:

Donald McInnes
Name: Donald McInnes

STOCKHOLDER:

Charles Fischer III
Name: Charles Fischer III

STOCKHOLDER:

Kevan Bloomgren
Name: Kevan Bloomgren

EXHIBIT A

Name	Number of Shares Beneficially Owned
Brian Bowers	46,467
Gregory Burns	2,583,549
Edward Cook	90,529
Robert LaRose	5,000
Maurice Levy	92,450
Donald McInnes	86,929
Charles Fischer III	29,583
Kevan Bloomgren	10,000